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                                                                   Exhibit 23.2


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Boards of Directors
Lab Holdings, Inc. and LabOne, Inc.
Shawnee Mission, Kansas:


We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-4 of Lab Holdings, Inc. of our report dated March 8, 1999, relating to the consolidated balance sheets of Lab Holdings, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholder's equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in Amendment No. 2 to the Lab Holdings, Inc. annual report on Form 10-K/A of Lab Holdings, Inc. for the year ended December 31, 1998.

We consent to the incorporation into Amendment No. 2 to the Registration Statement on Form S-4 of Lab Holdings, Inc. of our report dated January 29, 1999, except as to note 12, which is as of March 8, 1999, relating to the consolidated balance sheets of LabOne, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and Schedule II thereto.

We also consent to the reference to our firm in the Prospectus/Joint Proxy Statement of the Registration Statement under the Caption "Experts".



/s/ KPMG  LLP
Kansas City, Missouri
June 17, 1999